UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2013

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

(Exact name of registrant as specified in its charter)

Texas	333-174226	38-3769404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11451 Katy Freeway, Suite 500

Houston, Texas 77079

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (281) 598-8600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Sale of Assets

On March 1, 2013, Black Elk Energy Offshore Operations, LLC (the “Company”) entered into a Purchase and Sale Agreement (the “Renaissance PSA”) with Renaissance Offshore, LLC (“Renaissance”). Pursuant to the Renaissance PSA, Renaissance acquired our interests, subject to certain exclusions, in four fields located in the Gulf of Mexico, Ship Shoal 219, Eugene Island 330, Eugene Island 331 and South Timbalier 314/317 for approximately $55 million, subject to normal purchase price adjustments. The transaction closed on March 26, 2013.

Pursuant to the Renaissance PSA, and subject to specified limitations described therein, we agreed to indemnify Renaissance, its Affiliates (as defined in the Renaissance PSA) and their respective directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives against certain losses resulting from any breach of any representations, warranties and covenants of the Company, regardless of fault, contained in the Renaissance PSA, and for certain other matters. Renaissance has agreed to indemnify us, our Affiliates (as defined in the Renaissance PSA) and our respective directors, managers, general partners, officers, agents, employees, consultants, equity owners, stockholders and other representatives against certain losses resulting from any breach of any representations, covenants or obligations of Renaissance contained in the Renaissance PSA and, subject to certain limitations, the operation and ownership of the assets acquired pursuant to the Renaissance PSA, regardless of fault, and damages, including environmental damages, relating thereto.”

On March 22, 2013, we entered into the First Amendment to Purchase and Sale Agreement (the “First Amendment”) with Renaissance. The First Amendment amended the Renaissance PSA to, among other things, (i) replace certain schedules and exhibits to the Renaissance PSA, (ii) reduce the Purchase Price (as such term is defined in the Renaissance PSA) to $52.5 million and (iii) waive Renaissance’s right to further reduce the Purchase Price pursuant to the Title Defect Notice section of the Renaissance PSA.

The foregoing descriptions of the Renaissance PSA and the First Amendment are qualified in their entirety by reference to the full and complete terms of the Renaissance PSA and the First Amendment, copies of which are attached to this Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Amendment to Credit Agreement

In connection with the sale of the four fields to Renaissance, on March 26, 2013, we entered into an Eighth Amendment to Credit Agreement (the “Eighth Amendment”) by and among Black Elk Energy Offshore Operations, LLC, as the Borrower, the Guarantors party thereto, the Lenders and Capital One, N.A., as Administrative Agent. The Eighth Amendment amended that certain Credit Facility Agreement dated as of December 24, 2010, as previously amended, to (1) lower our borrowing base to $25 million from $61 million upon the sale of the four fields, (2) further reduce the borrowing base to $15 million after the bonds posted with the Bureau of Ocean Management, Regulation and Enforcement related to the sold properties are released or terminated, (3) increase the applicable margin with respect to each ABR loan or Eurodollar loan outstanding by 1% if the credit exposure is greater than $15 million, (4) reschedule the borrowing base redetermination date to May 31, 2013 and (5) restrict returns of capital to our stockholders or distributions of our property to our equity interest holders.

The foregoing description of the Eighth Amendment is qualified in its entirety by reference to the full and complete terms of the Eighth Amendment, a copy of which is attached to this Form 8-K as Exhibit 10.3 and is incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 under the heading “Sale of Assets” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1*	Purchase and Sale Agreement by and between Black Elk Energy Offshore Operations, LLC as Seller and Renaissance Offshore, LLC as Purchaser, dated as of March 1, 2013.

10.2*	First Amendment to Purchase and Sale Agreement by and between Black Elk Offshore Operations, LLC and Renaissance Offshore, LLC, effective as of March 22, 2013.

10.3	Eighth Amendment to Credit Agreement, effective as of March 26, 2013, by and among the Company, the Guarantors party thereto, Capital One, N.A., as Administrative Agent for the Lenders signatory thereto, and the Lenders signatory thereto.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and similar attachments to the Renaissance PSA and First Amendment have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2013

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:	/s/ John Hoffman
	Name:	John Hoffman
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1*	Purchase and Sale Agreement by and between Black Elk Energy Offshore Operations, LLC as Seller and Renaissance Offshore, LLC as Purchaser, dated as of March 1, 2013.

10.2*	First Amendment to Purchase and Sale Agreement by and between Black Elk Offshore Operations, LLC and Renaissance Offshore, LLC, effective as of March 22, 2013.

10.3	Eighth Amendment to Credit Agreement, effective as of March 26, 2013, by and among the Company, the Guarantors party thereto, Capital One, N.A., as Administrative Agent for the Lenders signatory thereto, and the Lenders signatory thereto.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and similar attachments to the Renaissance PSA and First Amendment have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.